UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 23, 2012

Harsco Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-03970	23-1483991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (717)763-7064

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2012, Salvatore D. Fazzolari resigned as  the Chairman, President and Chief Executive Officer of Harsco Corporation (the “Company”) and as a director of the Company.   Henry W. Knueppel, a director of the Company, began serving as the Company’s Interim Chairman and Interim Chief Executive Officer as of February 23, 2012.

Mr. Knueppel, age 63, has served as a member of the Board of Directors of the Company since September 2008.  From April 2006 until December 2011, Mr. Knueppel served as Chairman of Regal Beloit Corporation, a multi-national organization serving the HVAC, industrial motor, power transmission and power generation markets.  Also, from April 2005 until December 2011, Mr. Knueppel served as Chief Executive Officer of Regal Beloit Corporation.

Mr. Knueppel will continue to serve as a member of the Board of Directors of the Company while serving as Interim Chairman and Interim Chief Executive Officer.

As of the date of this report, no new compensatory arrangements have been entered into with Mr. Knueppel in connection with his election as Interim Chairman and Interim Chief Executive Officer.  Once determined, the material terms of such arrangements will be disclosed in a subsequent filing.

During calendar year 2011, the Company’s Harsco Rail business paid Regal Beloit Corporation approximately $1,289,000 for products purchased from Regal Beloit Corporation, which transactions were reviewed and approved by the Company’s Board of Directors pursuant to its policies and procedures regarding related person transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: February 27, 2012	By:	/s/ Mark E. Kimmel
Name: Mark E. Kimmel
Title: Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary